United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 1, 2023

Date of Report (Date of earliest event reported)

FORTUNE RISE ACQUISITION CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-40990	86-1850747
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13575 58th Street North, Suite 200 Clearwater, Florida	33760
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 727-440-4603

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-half of one Warrant	FRLAU	The Nasdaq Stock Market LLC

Class A Common Stock, par value $0.0001 per share	FRLA	The Nasdaq Stock Market LLC

Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	FRLAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On March 1, 2023, Payam Eshraghian resigned from all positions within Fortune Rise Acquisition Corporation, a Delaware corporation (the “Company”). There was no known disagreement with Mr. Eshraghian on any matter relating to the Company’s operations, policies or practices.

Director Appointment

On March 3, 2023, the remaining members of the Board of Directors (the “Board”) of the Company appointed Philip Goodman as a Class I director to fill the vacancy left from Mr. Eshraghian’s resignation. Mr. Goodman was also appointed to serve as a member of each of the Audit and Compensation Committees.

The following sets forth certain information concerning each Mr. Goodman’s past employment history, and his qualifications for service on the Board.

Philip Goodman

Philip Goodman has been an officer or director of both public and private companies since 1973, when he became Vice President, Sales and Marketing of Digital Computer Controls (OTC). He was a cofounder and Chairman of the Board of FastComm Communications (OTC) until 1984. He co-founded Control Transaction Corporation, a company that was sold to GEAC; at that time GEAC was a $600 million conglomerate. Mr. Goodman served as VP of Sales and Marketing and member of the Board of Directors.

Mr. Goodman was a co-founder of Ardent Acquisition, an early SPAC. He was a member of the board, as well as a member of the audit committee. Ardent was a financial success with its merger into AvantAir.

Mr. Goodman has broad experience in creating, evaluating, restructuring and growing high technology and life science start-ups, turnarounds and established companies.

Most recently Mr. Goodman was a member of the Board of Directors and Chief Operating Officer, on a contract basis, of Oxford Biomedical Technologies. Sales and profits at Oxford more than doubled on his watch.

Mr. Goodman received an AA degree in the renowned 14 comps from the University of Chicago. He earned a BA from Miami University of Ohio in Anthropology, having studied Meta Linguistics. At Miami he was honored with membership in Phi Beta Kappa.  He then studied engineering at Case Institute of Technology

Mr. Goodman was appointed as a director due to his experience with public companies.

The Company’s directors are appointed for the remainder of the full term of the class of director to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal. The Company’s officers are appointed by its Board of Directors and hold office until their successors are duly elected and qualified by the Board or until their earlier death, resignation, retirement, disqualification, or removal from office.

The Board recently approved director compensation in the amount of $10,000 per month (pro-rated from the date of acceptance/appointment).

Chairman Appointment

On March 3, 2023, Ronald J. Pollack was appointed as Chairman of the Board.

The Board recently approved Chairman compensation (in addition to director compensation) in the amount of $10,000 per month (pro-rated from the date of acceptance/appointment).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortune Rise Acquisition Corporation

Date: March 7, 2023	By:	/s/ J. Richard Iler
	Name:	J. Richard Iler
	Title:	Principal Executive Officer

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